Exhibit 10.35

CRYPTYDE, INC.

January 18, 2023

VIA EMAIL

Paul Vassilakos

pvassilakos@forever8.com

Mr. Vassilakos:

Reference is made to that certain Membership Interest Purchase Agreement (the “F8 MIPA”), dated as of September 14, 2022, between Cryptyde, Inc. (“Cryptyde”), a Delaware corporation, Forever 8 Fund, LLC (“Forever 8”), a Delaware limited liability company, the members of Forever 8 set forth on the signature page of the F8 MIPA (each a “Seller” and collectively the “Sellers”) and Paul Vassilakos, in his capacity as representative of the Sellers (the “Sellers’ Representative”).

The F8 MIPA granted the Sellers 7,000,000 non-voting preferred membership units of Forever 8 upon closing of the F8 MIPA (the “Initial Base Preferred Units”) and convertible promissory notes in the aggregate principal amount of $27.5 million (the “Seller Notes”). The Sellers are also entitled to receive Additional Base Preferred Units (as defined in the F8 MIPA), the Earn-Out Amounts (as defined in the F8 MIPA) and True-up Units (as defined in the F8 MIPA), each upon the occurrence of certain events. The Initial Base Preferred Units, Additional Base Preferred Units, Earn-Out Amounts, and True-up Units are referred to here in as the “F8 Preferred Units.”

Pursuant to the Second Amended and Restated Operating Agreement of Forever 8 (the “F8 Operating Agreement”), the Sellers, subject to certain restrictions, have a Put Right (as defined in the F8 Operating Agreement) permitting the Sellers to cause Forever 8 to redeem their F8 Preferred Units for shares of Cryptyde common stock at a ratio of one F8 Preferred Unit to one share of Cryptyde common stock.

The Seller Notes are, subject to certain limitations, convertible into shares of Cryptyde common stock.

Pursuant to Section 8.04 of the F8 MIPA, the F8 MIPA may be amended, and provisions of the F8 MIPA may be waived by written instrument signed by Cryptyde and the Sellers’ Representative. Pursuant to Section 8.12 of the F8 MIPA, the Sellers’ Representative has full power and authority to act on each Seller’s behalf with respect to all matters relating to the Ancillary Documents (as defined in the F8 MIPA), which includes the Seller Notes.

In order to assist Cryptyde in the filing of a Registration Statement on Form S-1, the Sellers’ Representative, on behalf of the Sellers, hereby waives any right to cause any F8 Preferred Units to be redeemed for shares of Cryptyde common stock until the earlier of (A) December 31, 2023 or (B) such time as Cryptyde has authorized enough shares to (i) issue all shares of Cryptyde common stock issuable to the Sellers pursuant to the Put Right and Conversion of the Sellers’ Notes and any of the Ancillary Documents (as defined in the F8 MIPA) and (ii) issue all shares of Cryptyde common stock issuable upon conversion or exercise of all notes and warrants, respectively, of Cryptyde which are then issued and outstanding (such time, the “Permitted Issuance Date”). Cryptyde expects to seek to implement a reverse stock split of its common stock and amend its certificate of incorporation to increase the number of shares of common stock Cryptyde has authorized. Cryptyde agrees that it will use its reasonable best efforts to seek stockholder approval of such actions no later than April 1, 2023 (the “Stockholder Meeting Deadline”). If despite Cryptyde’s reasonable best efforts the stockholder approval is not obtained on or prior to the Stockholder Meeting Deadline, Cryptyde shall cause an additional stockholder meeting to be held every ninety (90) days thereafter until such stockholder approval is obtained.

Very truly yours,

CRYPTYDE, INC.

By:	/s/ Brian McFadden

Name:	Brian McFadden

Title:	Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED BY:

SELLERS’ REPRESENTATIVE

/s/ PAUL VASSILAKOS
PAUL VASSILAKOS

2